Exhibit j(1)(ii)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the registration statement on Form N-1A ("Registration Statement") (File Nos. 002-91302 and 811-04031) of our reports dated December 16,1999 and February 17, 2000, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to shareholders of Pilgrim Mayflower Trust, and December 31, 1999 Annual Report to shareholders of Pilgrim Funds, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
October 26, 2000